Exhibit 10.4

EXECUTION COPY

INVESTMENT NUMBER 24689

Subscription and Shareholders Agreement

between

GEOPARK HOLDINGS LIMITED,

as the Company

GERALD O’SHAUGHNESSY AND JAMES F. PARK

as the Lead Investors

and

INTERNATIONAL FINANCE CORPORATION

Dated February 7, 2006

ii

iii

SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

AGREEMENT, dated February 7, 2006, between:

1)                                     GEOPARK HOLDINGS LIMITED, a company organized and existing under the laws of Bermuda (hereinafter referred to as the “Company”);

2)                                     GERALD O’SHAUGHNESSY AND JAMES F. PARK (hereinafter referred to as the “Lead Investors”); and

3)                                     INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries, including the Argentine Republic and the Republic of Chile (hereinafter referred to as “IFC”);

WHEREAS:

(A)                               As of the date in which a subscription request is submitted hereunder, the Lead Investors will Control (as hereinafter defined) 63.2% of the issued and common share capital of the Company;

(B)                               The Company owns all of the issued share capital of GeoPark Argentina Limited, a company formed and existing under the laws of Bermuda, which company (“GeoPark Argentina”), and GeoPark Argentina through its branch office registered in the Argentine Republic under the name GeoPark Argentina Limited (Sucursal Argentina), is concessionaire under the exploitation concessions more fully described in the schedule to the legal opinion on Argentine law to be delivered pursuant to Section 5.01(h)(ii) hereof  (the “Argentina Concessions”);

(C)                               The Company owns all of the share capital of GeoPark Chile Limited, a company formed and existing under the laws of Bermuda, which company (“GeoPark Chile”), and GeoPark Chile through its branch office registered in the Republic of Chile under the name GeoPark Chile Limited Agencia en Chile, is licensee under a special operation contract as more fully described in the schedule to the legal opinion on Chilean law to be delivered pursuant to Section 5.01(h)(iii) hereof  (the “Chile Concession”);

(D)                               On the date a subscription request is submitted hereunder, the issued share capital of the Company consists of US$21,310.868 represented by 21,310,868 common shares of par value US$0.001 each, all of which are fully paid and outstanding (the “Existing Common Shares”);

(E)                                The Company entered into a Private Loan Agreement dated September 21, 2005 (as amended, the “Convertible Loan Agreement”) with GeoPark Funding Company LLC, a limited liability company formed under the laws of the State of Kansas, pursuant to which loans in an amount of US$5,027,500 (the “Convertible Loan”) which Convertible Loan, and accrued interest thereon, shall, on or prior to the date in which a subscription request is submitted hereunder, be converted into common shares of Company  resulting in the holders of the Convertible Loan owning 1,310,868 common shares of the Company representing approximately five point five per cent (5.5%) of the common shares of the Company following the completion of the subscription by IFC pursuant to this Agreement;

(F)                                 The Company has an authorized capital of 5,171,949,000 common shares of which 2,507,161 will be for IFC which shall be comprised of new common shares of par value US$0.001 each (the “IFC Shares”); and

(G)                               Subject to the terms and conditions of this Agreement IFC has accepted to subscribe and pay for the IFC Shares, and the Company and IFC agree that upon full subscription of the IFC Shares, IFC shall be the owner of approximately 10.5% of all of the issued and outstanding common shares of the Company.

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I

Definitions - References and Headings

Section 1.01.  Definitions.  Wherever used in this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

“Accounting
Principles”

International Financial Reporting Standards promulgated by the International Accounting Standards Board (“IASB”) (which includes standards and interpretations approved by the IASB and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis;

“Affiliates”	with respect to the Company, any person directly or indirectly Controlling, Controlled by or under common Control with the Company;

“Annual Monitoring
Report”

the report to be prepared annually by or on behalf of the Company pursuant to Section 6.02(b)(iii) of this Agreement, in the form of Annex 5, relating to the environmental, social and development aspects of the Project and the operations of the Company and its Subsidiaries, together with a duly completed development impact data sheet;

“Argentina
Concessions”	has the meaning ascribed to it in Recital (B);

“Authority”

any national, supranational, regional or local government or governmental, administrative, fiscal, judicial or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank;

“Authorized
Representative”	any of the authorized representatives of the Company as designated in the Certificate of Incumbency and Authority;

“Certificate of
Incumbency and
Authority”	the certificate to be provided to IFC by the Company pursuant to Section 5.01(d) in the form of Schedule 2;

“Charter”	in respect of any person, its charter, memorandum and articles of association, byelaws, statutes and/or other constitutional document (howsoever called);

“Chile Concession”	has the meaning ascribed to it in Recital (C);

“Community
Development Plan”

the community development plan describing how the Company intends to promote sustainable economic growth in the communities in which it operates to be prepared by the Company in a form and substance satisfactory to IFC and in accordance to Annex 4 hereto;

“Concession
Documents”	means Argentina Concession and the Chile Concession;

“Consolidated Cash
Flow from
Operations”

for any period is defined as, (a) the sum of all proceeds, in whatever currency, received from the sale of the Company or its Subsidiaries’ share of hydrocarbons and any other revenues received by the Company or its Subsidiaries, less (b) the sum of the Company or its Subsidiaries’ share of (i) operating expenditures (excluding any charges related to depreciation, amortization, exploration and extraordinary items), (ii) general, administrative, sales, transportation and other expenses not included in (i) above, (iii) taxes, and (iv) royalties;

“Control”

the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise, provided that the direct or indirect ownership of fifty-one per cent (51%) or more of the voting share capital of a Person is deemed to constitute control for that Person, and “Controlling” and “Controlled” have corresponding meanings;

“Convertible Loan”	has the meaning ascribed to it in Recital (E);

“Convertible Loan
Agreement”	has the meaning ascribed to it in Recital (E);

“Disclosures”	means the disclosures contained in Schedule 3;

“Dollars” and
“US$”	the lawful currency of the United States of America;

“Environmental,
Health and Safety
Guidelines”

(a) World Bank Group Oil and Gas (Onshore) Guidelines, dated July 1998; (b) IFC Hazardous Materials Management Guidelines, dated December 2001; (c) IFC Occupational Health and Safety, dated June 2003; and (d) the Policy and Performance Standards on Social and Environmental Sustainability as approved by the World Bank Group;

“Environmental and
Social Policies”

(a) Policy on Environmental Assessment (OP 4.01), dated October 1998; (b) World Bank Operational Policy Note No. 11.03 Management of Cultural Property; (c) IFC Policy Statement on Forced Labor and Harmful Child Labor, dated March 1998; (d) IFC Policy on Disclosure of Information, dated September 1998; (e) World Bank Operational Directive (OD 4.30) Involuntary Resettlement, dated June 1990; and (f) the Policy and Performance Standards on Social and Environmental Sustainability as approved by the World Bank Group;

“Environmental and
Social Management
System” or “ESMS”

the system created or to be created by the Company for managing and monitoring the environmental and social aspects of the activities undertaken by the Company and its Subsidiaries, as agreed with IFC, and updated from time to time;

“Environmental
and Social
Requirements”	(i) the Environmental, Health and Safety Guidelines;

(ii) the Environmental and Social Policies;

(iii) the Environmental Review Summary;

(iv) the ESMS;

(v) the Annual Monitoring Report;

(vi) the Socio-Economic Baseline;

(vii) the Community Development Plan;

(viii) the Land Titling Survey and Maps; and

(ix)                           the environmental, social and occupational health and safety laws and regulations of the Argentine Republic and the Republic of Chile (including any international treaties) or promulgated by the relevant Argentina Authorities, in each case as applicable or any other country in which the Company and/or its subsidiaries have operations;

“Environmental
Review Summary”
or “ERS”

means the summary dated December 21, 2005, prepared by IFC and approved by the Company, as amended or supplemented from time to time as appropriate in a manner consistent with the Environmental and Social Requirements;

“Existing Common
Shares”	has the meaning ascribed to it in Recital (D);

“Financial Half Year”	any consecutive six-month period ending on June 30, and December 31;

“Financial Year”

the accounting year of the Company commencing each year on January 1 and ending on the following December 31, or such other period as the Company, with IFC’s consent, from time to time designates as its accounting year;

“GeoPark Argentina”	has the meaning ascribed to it in Recital (B);

“GeoPark Chile”	has the meaning ascribed to it in Recital (C);

“IBRD” or
“World Bank”	the International Bank for Reconstruction and Development;

“IFC Shares”	shall have the meaning ascribed to it in Recital (F);

“IFC
Subscription”	the subscription of common shares by IFC provided for in Article IV;

“Land
Titling Survey
and Maps”

the land titling survey and maps of the areas covered by the Concession Documents as well as a list of all titled landowners, to be developed in accordance with Annex 5 hereto and in a form and substance satisfactory to IFC;

“Lien”

any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

“Loan Note
Instruments”	the deed polls constituting an aggregate of US$6,864,902 of subordinated convertible debt of the Company in the agreed form;

“Material Contract”

each agreement, contract or commitment entered into by any of Company and/or any of its Subsidiaries pursuant to which the liability of any such party thereunder may reasonably be expected to be in excess of US$500,000;

“Official”

any officer of a political party or candidate for political office in the Argentine Republic or the Republic of Chile or any other country in which the Company or any of its Subsidiaries has business activities or any officer or employee (i) of the Argentine Republic or the Republic of Chile or any other country in which the Company or any of its Subsidiaries has business activities (including any legislative, judicial, executive or administrative department, agency or instrumentality thereof), (ii) of any local authority in the Argentine Republic or the Republic of

Chile or any other country in which the Company or any of its Subsidiaries has business activities, or (iii) of a public international organization;

“Prohibited
Payments”

any offer, gift, payment, promise to pay or authorization of the payment of any money or anything of value, directly or indirectly, to or for the use or benefit of any Official (including to or for the use or benefit of any other person if the Company or any Affiliate of the Company knows, or has reasonable grounds for believing, that the other person would use such offer, gift, payment, promise or authorization of payment for the benefit of any such Official), for the purpose of influencing any act or decision or omission of any Official in order to obtain, retain or direct business to, or to secure any improper benefit or advantage for, the Company, any Affiliate of the Company or any other person;

“Project”	the projects described in Section 2.01 (The Project);

“Related Party”	any Affiliate of the Company or any Subsidiary, the Lead Investors, and any spouse, children or step-children of any of the Lead Investors;

“Socio-Economic
Baseline”

a socio-economic description of the affected areas including both primary and secondary data to be prepared by the Company in a form and substance satisfactory to IFC and in accordance with Annex 5 hereto; and

“Subsidiary”	with respect to any person, any entity:

(i)	over 50% of whose capital is owned, directly or indirectly by that person;
(ii)	for which that person may nominate or appoint a majority of the members of the board of directors or such other body performing similar functions; and
(iii)	which is otherwise effectively controlled by that person.

Section 1.02.  Interpretation.

(a)           Unless otherwise specified, any reference in this Agreement to:

(i)            an “authorization”, includes an authorization, consent, approval, resolution, license, permit, exemption, filing, registration or notarization;

(ii)           the “financial statements” of any person is a reference to such person’s financial statements, including a balance sheet, an income statement and a statement of changes in financial position, and notes thereon;

(iii)          “law” includes any applicable common or customary law and any treaty, constitution, statute, legislation, decree, act, regulation, rule, official,, directive, judgment, order, writ, injunction, determination, or judicial or arbitral decision of any governmental Authority or organization in any jurisdiction which has the force of law or compliance with which is customary in the relevant jurisdiction;

(iv)          a “person” includes any individual firm, company corporation, trust, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing; and

(v)           ‘tax” includes any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying of the same);

(b)           Unless otherwise specified, any reference in this Agreement to:

(i)            an Article, Section or Schedule is a reference to an Article, Section or Schedule to, this Agreement;

(ii)           an agreement or instrument is a reference to that agreement or instrument as amended, supplemented or novated from time to time;

(iii)          a person includes such person’s successors in title, permitted assigns or permitted transferees;

(iv)          a provision of law is a reference to that provision as amended or re-enacted from time to time, except to the extent that the liability of any party is thereby increased or amended; and

(v)           a document expressed to be in the “agreed form” means a document in a form of which has been agreed by the parties on or before execution of this Agreement and signed or initialed by them or on their behalf for the purposes of identification.

(c)           In this Agreement,

(i)            words denoting the singular include the plural and vice versa; and

(ii)           the Table of Contents and Article and Section headings are for ease of reference only and are to be ignored in interpreting this Agreement.

ARTICLE II

Description of Project

Section 2.01.  Description of Project.  The Project to be financed consists of the exploration, development and exploitation of the development blocks provided for under the Concession Documents, and the acquisition of other exploration, development and exploitation blocks in Latin America.

ARTICLE III

Representations and Warranties

Section 3.01.  Representations regarding the Lead Investors and the Company.  The representations in this Article III are qualified to the extent of the

Disclosures, and the representations made in Section 3.01(d)(ii) and 3.01(e) in respect of the Lead Investors, are made only to the extent the Lead Investors are aware, after due inquiry on their part. Each of the Lead Investors and the Company severally represents and warrants as follows:

(a)           Incorporation.  Each of the Company, GeoPark Argentina and GeoPark Chile is a duly organized and validly existing under the laws of Bermuda and registered with all relevant registration bodies in Bermuda. Each of the Company, GeoPark Argentina and GeoPark Chile has full power to own the properties which it owns or will own and to carry out the business which it carries out or proposes to carry out, including, without limitation, the Project.

(b)           Subsidiaries and Branches.  The Company has no Subsidiaries, other than GeoPark Argentina and GeoPark Chile.  GeoPark Argentina is a validly existing as a branch in the Argentine Republic, and registered with all relevant registration bodies of the Argentine Republic necessary for it to operate as a branch in the Argentine Republic.  GeoPark Chile is a validly existing as a branch in the Republic of Chile, and registered with all relevant registration bodies of the Republic of Chile necessary for it to operate as a branch in the Republic of Chile.

(c)           Share Capital.

(i)            As of the date on which a subscription request is submitted hereunder, the Company shall have an authorized share capital of US$5,171,949consisting of 5,171,949,000 common shares with a nominal value of US$0.001 each and an issued share capital of US$21,310.868 consisting of 21,310,868 common shares with a nominal value of US$0.001.

(ii)           All of the Existing Shares and, upon issuance, the IFC Shares and any shares issued in connection with the conversion of the Convertible Loan, have been validly issued and are fully paid, and there exist no Liens or assessments on any of the Existing Common Shares, or, upon issuance, the IFC Shares or any other shares issued in connection therewith.

(iii)          GeoPark Argentina has an authorized and issued share capital of US$12,000 consisting of 12,000 common shares with a nominal value of US$1 each.  All of the existing shares of GeoPark Argentina have been validly issued and are fully paid and are owned by the Company, and there exist no Liens on any of the existing shares of GeoPark Argentina.

(iv)          GeoPark Chile has an authorized and issued share capital of US$12,000 consisting of 12,000 common shares with a nominal value of US$1 each.  All of the existing shares of GeoPark Chile have been validly issued and are fully paid and are owned by the Company, and there exist no Liens on any of the existing shares of GeoPark Chile.

(v)           There are no options, warrants or instruments convertible into shares or other agreements relating to the existing shares of the Company, GeoPark Argentina or GeoPark Chile for the issuance of additional shares of any class or description of the Company, GeoPark Argentina or GeoPark Chile nor any such shares subject to any preemptive or preferential rights of any person, other than in respect of the Company, as provided in this Agreement the Convertible Loan Agreement and the Loan Note Instruments.  Except for the royalty override agreements which are Concession Documents, no person has a right (other than as a common shareholder) to share in the profits of the Company, GeoPark Argentina or GeoPark Chile.

(vi)          Upon payment by IFC pursuant to Section 4.01(a), IFC will be the owner of the IFC Shares, which shall represent approximately 10.5% of all of the common shares in issue immediately following the IFC Subscription.

(d)           Concession Documents.

(i)            Each of the Concession Documents is in full force and effect without modification, and each of the Concession Documents represents the legal, valid, binding and enforceable obligations of each party thereto.

(ii)           Each of the Company, GeoPark Argentina and GeoPark Chile is in compliance in all material respects with all of its obligations under the Concession Documents with respect to which they are a party, there exist no grounds for any governmental Authority to issue a notice to any of the

Company, GeoPark Argentina or GeoPark Chile indicating that any such party is in non-compliance with any of the Concession Documents, and, no extensions of any time period specified in the Concession Documents is required or being sought in connection with the compliance by any such entity of any of its obligations thereunder.  Each of the Company, GeoPark Argentina and GeoPark Chile has all authorizations (other than authorizations that are of a routine nature and are obtained in the ordinary course of business) needed to conduct its business, carry out the Project and execute, and comply with its obligations under, this Agreement and each of the Concession Documents.

(e)           Compliance with Law, Taxes and no Prohibited Payments.  Neither the Company nor any of its Subsidiaries is in violation of any law presently in effect, the violation of which would have a material adverse effect on the Company or any of its Subsidiaries.  All tax returns and reports of the Company and its Subsidiaries (or any other party in connection with the Concession Documents, including, without limitation, any prior holder of any interests under any of the Concession Documents) required by law to be filed have been duly filed and all tax assessments, fees and other governmental charges upon any of the Company or any Subsidiary (or other person in connection with the Concession Documents), or any of their respective properties or income, which are due and payable, have been paid.  Neither the Company, nor any of its Subsidiaries, nor any person acting on its behalf or their behalf, has made, with respect to the Project, the Concession Documents or any transaction contemplated by this Agreement, any Prohibited Payment.

(f)            Litigation.  Neither the Company, nor any of its Subsidiaries, is engaged in, or threatened by, any litigation, arbitration or administrative proceeding, the outcome of which might have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries (taken as a whole), or the ability of any of them to perform any of their respective obligations under this Agreement or the Concession Documents.  Neither the Company, nor any of its Subsidiaries is subject to any judgment, order or decree restricting their respective business activities.

(g)           Environmental Compliance.

(i)            Neither the Company nor any of its Subsidiaries is in violation of any of the Environmental and Social

Requirements or any other applicable environmental law or authorization.

(ii)           Neither the Company nor any of its Subsidiaries has received, nor is it aware of, any complaint, order, directive claim, citation, or notice from any Authority with respect to any material matter of compliance with the relevant environmental, health and safety laws and regulations in effect in the Argentine Republic or the Republic of Chile such as, air emissions, discharges to surface water or ground water, noise emissions, solid or liquid waste disposal, or the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes.

(iii)          The Company has received copies of the policies described in items (a), (b) and (c) of the definition of Environmental Health and Safety Guidelines, and policies (a), (b), (c), (d) and (e) of the definition of Environmental and Social Policies, and the Company has acknowledged receipt of such policies pursuant to a letter from the Company to IFC dated December 21, 2005.

(h)           Title to Assets.  Each of the Company and its Subsidiaries owns and has good and marketable title to all of assets purported to be owned by it, and a valid leasehold interest in all assets purported to be leased by it, and all such assets are free from any Liens or other restrictions which might have a material adverse effect on the Company and its Subsidiaries or their respective ability to exercise their rights under the Concession Documents.

(i)            Financial Statements and Financial Condition.  As of the date on which a subscription request is submitted hereunder, the pro forma consolidated balance sheet of the Company as at December 31, 2005 (delivered to IFC pursuant to Section 4.01(p), were prepared in accordance with the Accounting Principles and present a true and fair view of the financial condition of the Company and its Subsidiaries as at the date of such balance sheet.  Neither the Company nor any of its Subsidiaries has had any material contingent obligations, liabilities for taxes or unusual forward or long term commitments not disclosed by, or reserved against in, such balance sheets or notes thereto.  Since the date of such balance sheets, neither the Company nor any of its Subsidiaries has suffered any material adverse change in its business, operations or financial condition, incurred any substantial or unusual loss or liability or undertaken or agreed to undertake any substantial or unusual obligation.

(j)            Arm’s Length and Affiliate Transactions.

(i)            Neither the Company nor any of its Subsidiaries have entered into any agreements or transactions, with any person, other than on an arm’s length basis on commercial terms.

(ii)           Neither the Company nor any of its Subsidiaries conducts its business through any Affiliates, Subsidiaries or any Related Parties, except as disclosed on Annex 1 hereto.

(k)           Material Contracts.  Except for the Concession Documents, the Loan Note Instruments and as set forth in the Disclosures, neither the Company nor any of its Subsidiaries is a party to, or committed to enter into, any contract which may reasonably be expected to result in a liability for the Company in excess of US$500,000.

(l)            Books and Records.  The books and records of the Company and its Subsidiaries are complete and accurate in all material respects.

(m)          No Broker’s Fees.  None of the Company, nor any of its Subsidiaries has engaged, or caused to be incurred any liability to, any finder, broker or sales agent in connection with the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby or thereby.

(n)           Information.  Each of the Concession Documents, the Material Contracts and the information provided in the legal opinions and due diligence reports provided pursuant to Section 5.01(g) and (h) is true and accurate in all material respects and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect in light of the circumstances under which such information was provided.

(o)           No Insolvency.  Neither the Company nor any of its Subsidiaries has, or is taking any steps (including petition, proposal or convening a meeting nor (to the best of its knowledge, after due inquiry) is any such step being taken nor are any legal proceedings pending or, so far as the Company and the Lead Investors are aware, being threatened against it for or in respect of: (i) the composition, assignment or arrangement with all or any general class of its creditors; (ii) the making of any petition in respect of it under any applicable insolvency, bankruptcy or similar laws in any jurisdiction; or (iii) the passing of any resolution for (or petitioning for) its winding up, dissolution or reorganization or administration or appointment of any trustee, receiver or similar officer or in respect of it or any or all of its assets or revenues.

(p)           No Immunity.  Neither the Company nor its Subsidiaries are entitled to claim immunity from legal proceedings with respect to itself or any of its assets on the grounds of sovereignty or otherwise under any law or in any jurisdiction where an action may be brought for the enforcement of any of the obligations under or relating to this Agreement.

(q)           No Event of Default.  No event of default, force majeure or other event or condition exists which permits any party to any of the Concession Documents or any other material agreement with respect to which the Company or any of its Subsidiaries are a party, to cancel, suspend or terminate its performance under such agreement in accordance with the terms and provisions thereof.  Each of the Company and the Subsidiaries are in material compliance with their respective obligations under the Concession Documents and all authorizations necessary under the Concession Documents or for the purposes of implementing the Project.

(r)            Convertible Loans.  All governmental, creditors’ and other authorizations necessary for the conversion of the Convertible Loans into common shares of the Company as contemplated in this Agreement, have been obtained and are in full force and effect.

Section 3.02.  Representations regarding this Agreement by the Company.  The Company represents and warrants as follows:

(a)           Corporate Power; Capacity.  The Company has the corporate power to enter into and perform its obligations under this Agreement, including, without limitation, full power and authority to issue and deliver to IFC the IFC Shares pursuant to this Agreement.

(b)           Due Authorization; Enforceability; No Conflict.  This Agreement has been duly authorized and executed by the Company and constitutes valid and legally binding obligations of the Company, enforceable in accordance with their terms.  The making of this Agreement, the compliance with the terms thereof, and the issuance of any share capital to IFC pursuant to this Agreement:

(i)            will not result in the violation of the Charter of the Company or its Subsidiaries, or any provision contained in any law applicable to the Company or its Subsidiaries;

(ii)           will not conflict with or result in the breach of any provision of, or require any consent under, or result in the imposition of any Lien under, any agreement or instrument to which, the Company or its Subsidiaries is a party or by which, the Company or its Subsidiaries, or any of their respective assets is bound; and

(iii)          will not constitute a default or an event which, with the giving of notice, the passage of time or the making of any determination, or any combination thereof, would constitute a default under any such agreement or instrument, including without limitation under any of the Concession Documents.

(c)           No Breach.  This Agreement is in full force and effect insofar as it relates to the Company, and no event which with the giving of notice, the passage of time or the making of any determination, or any combination thereof, would constitute a breach of this Agreement by the Company.

Section 3.03.  Representations regarding this Agreement by the Lead Investors.  Each of the Lead Investors, severally, represents and warrants as follows:

(a)           Capacity.  The Lead Investors have the power to enter into and perform their obligations under this Agreement;

(b)           Validity.  This Agreement constitutes valid and legally binding obligations of the Lead Investors; and

(c)           Full force.  This Agreement is in full force and effect insofar as it relates to the Lead Investors.

Section 3.04.  Representations regarding this Agreement by IFC.  IFC represents and warrants as follows:

(a)           Capacity.  IFC has the corporate power and authority to enter into and perform their obligations under this Agreement;

(b)           Validity.  This Agreement constitutes valid and legally binding obligations of IFC; and

(c)           Full force.  This Agreement is in full force and effect insofar as it relates to IFC.

Section 3.05.  Warranty.  Each of the Company and the Lead Investors acknowledges that it has made the representations referred to in Sections 3.01, 3.02 and 3.03 with the intention of persuading IFC to enter into this Agreement and that IFC has entered into this Agreement on the basis of, and in full reliance on, each of such representations.  Each of the Company and the Lead Investors, warrants to IFC that each of such representations is true and correct in all material respects as of the date of this Agreement.

Section 3.06.  Representations for the IFC Subscription .

(a)           For the purpose of the subscription and payment of IFC Shares, each of the Company and the Lead Investors shall severally represent that:

(i)            the representations and warranties made or confirmed in Sections 3.01, 3.02 and 3.03 continue to be true up to the completion of the IFC Subscription;

(ii)           since the date of this Agreement nothing has occurred which might materially and adversely affect the carrying out of the Project or the business prospects or financial condition of the Company or its Subsidiaries (taken as a whole), or which makes it improbable that the Company or its Subsidiaries will be able to fulfill any of its obligations under this Agreement or the Concession Documents; nor has the Company or any of its Subsidiaries incurred any material loss or liability; and

(iii)          the proceeds of such subscription and payment are needed by the Company for the purposes of investing in the Project.

(b)           The representations contained in subsection (a) above shall be expressed to be effective as of the date of the request for subscription and payment and to continue to be effective as of the date(s) of subscription and payment.  If any of such representations is no longer valid as of or prior to the date(s) of the subscription and payment, the Company shall immediately notify IFC and shall repay the amount paid upon demand by IFC if payment is made prior to receipt of such notice.

Section 3.07.  Limitations on claims against the Company and the Lead Investors.  The provisions of Schedule 4 shall apply to any claim against the Company or the Lead Investors under this Agreement.

ARTICLE IV

Agreement for Subscription

Section 4.01.  Subscription by IFC.

(a)           Subject to the terms and conditions of this Agreement, IFC agrees to subscribe and pay in full for 2,507,161 common shares in the Company, at an aggregate subscription price of ten million Dollars ($10,000,000) and at a price per share of US$3.99, all (but not less than all) of the IFC Shares.

(b)           The payment by IFC made pursuant to this Section 4.01 shall be made to the credit of the Company at Correspondent: Citibank N.A., 111 Wall Street, New York, NY FED ABA 021000089  CHIPS ABA 0008 SWIFT Code: CITIUS33 Beneficiary Bank: The Bank of Bermuda Ltd. Hamilton, Bermuda CHIPS UID 005584 SWIFT Code:  BBDA BMHM Beneficiary: GeoPark Holdings Limited Beneficiary Account: 819956 or at such other bank in such place as the Company shall from time to time designate with the consent of IFC.

(c)           Notwithstanding anything contained in this Agreement, IFC shall have the right, at any time and from time to time, in its discretion and without request by the Company, to subscribe and pay, on the terms set out in subsection (a), for any or all of the IFC Shares.

(d)           Upon the subscription and payment by IFC under subsection (a) above, the Company shall issue to IFC, or as IFC may direct, 2,507,161 fully paid shares common shares with a par value of US$0.001 for which such payment is made, such shares to rank pari passu in all respects with, and to be identical to the Existing Common Shares, and shall deliver to IFC, or as IFC shall direct, a share certificate evidencing valid title to the shares so issued free from any Liens or preemptive rights, and shall furnish to IFC a share certificate and an extract from the register of members of the Company demonstrating that such shares have been duly and validly authorized, issued and delivered.

Section 4.02.  Suspension and Cancellation.  IFC may, by notice to the Company, suspend or cancel its obligation to subscribe and pay for the IFC Shares, as follows:

(a)           if subscription and payment shall not have been made by September 30, 2006, or such other date as may be agreed by the parties hereto;

(b)           if, at any time, in the reasonable opinion of IFC, there shall exist any situation which indicates that (1) any of the Company or the Lead Investors is not in compliance with any of its obligations under this Agreement, or (2) any of the Company or any of its Subsidiaries is not in compliance with the Concession Documents;

(c)           if any representation or warranty confirmed or made in this Agreement, or otherwise in connection with the execution and delivery of this Agreement shall be found to be incorrect in any material respect; or

(d)           any provision of this Agreement is or becomes invalid, illegal or unenforceable.

Upon the giving of such notice, the right of the Company to subscriptions for any IFC Shares shall be suspended or cancelled as the case may be.  The exercise by IFC of the right of suspension does not preclude IFC from exercising its right of cancellation as provided in this Agreement, either for the same or another reason, and shall not limit any other provision of this Agreement.

ARTICLE V

Conditions of IFC Subscription and Payment

Section 5.01.  Conditions of IFC Subscription.  The share subscription by IFC shall be conditional upon satisfaction of, inter alia, the following conditions in form and substance satisfactory to IFC:

(a)           Agreement.  IFC shall have received a duly executed original of this Agreement and this Agreement shall be unconditional and fully effective by its terms;

(b)           Charter.  IFC shall have received certified copies of the Charter (and if relevant, certificates of registration and good standing, and branch registrations) of each of the Company, GeoPark Argentina and GeoPark Chile in each case in the agreed form;

(c)           Corporate Resolutions.  IFC shall have received certified copies of all corporate (including, if required, shareholder) authorizations and approvals necessary for the due execution, delivery and performance of this Agreement;

(d)           Certificate of Incumbency.  IFC shall have received a certificate of incumbency and authority of the Company, substantially in the form of Schedule 2;

(e)           Governmental and other Approvals and Consents.  IFC shall have received confirmation through the legal opinions and due diligence reports to be delivered pursuant to Section 5.01(h) hereof and this shall (in addition to the representations provided in this Agreement) constitute confirmation that all governmental, creditor’s and other authorizations necessary for the execution, delivery and performance of this Agreement and the Concession Documents (other than authorizations that are of a routine nature and are obtained in the ordinary course of business) have been received, including without limitation:

(i)            the subscription to the IFC Shares by IFC and the issuance of the IFC Shares;

(ii)           the carrying out of the Project at the relevant time;

(iii)          the remittance to IFC in convertible currency of all moneys payable in respect of the IFC Shares, including, without limitation, dividends, distributions in the event of liquidation and the proceeds of the sale of the IFC Shares, including the amounts originally invested and any capital gains;

(iv)          the remittance to the Company in convertible currency of all moneys payable to GeoPark Argentina and GeoPark Chile under the Concession Documents, and the remittance to the Company in convertible currency of all moneys payable in respect of the Company’s shares in GeoPark Argentina and GeoPark Chile;

(v)           the eventual sale of the IFC Shares to third parties (other than any consents required as agreed by the IFC in connection with any initial public offering); and

(vi)          the carrying on of the business of the Company and its Subsidiaries as it is contemplated to be carried on;

(f)            Dividend Policy.  IFC shall have received evidence reasonably satisfactory to it confirming that the Board of Directors of the Company shall have adopted a dividend policy in a form and substance acceptable to IFC and consistent with Section 6.01(q) hereof;

(g)           Concession Documents, Charters and Material Contracts.  IFC shall have received a certificate signed by an authorized officer of the Company listing each of the Concession Documents, the Charters of the Company and its Subsidiaries and each Material Contract, and confirming that attached to such certificate is a true and accurate copy of each listed document as in effect on the date of such certificate.

(h)           Legal Opinions.  IFC shall have received the following legal opinions and legal due diligence reports, each in the agreed form (except for item (i) below which shall be in form and substance satisfactory to IFC):

(i)            the opinion of Cox Hallett Wilkinson, special counsel in Bermuda to the Company;

(ii)           the opinion and legal due diligence report of Maciel, Norman & Asociados, special counsel in the Argentine Republic to the Company; and

(iii)          the opinion and legal due diligence report of Aylwin Abogados, special counsel in Chile to the Company.

(i)            Material Adverse Effect.  No event or circumstance has occurred which has or could reasonably be expected to have a material adverse effect on the Project, the business or operations of the Company or any of its Subsidiaries, or the Lead Investors;

(j)            Fee and Expenses.  All fees and reimbursable expenses payable to IFC pursuant to this Agreement have been paid;

(k)           Representations and Warranties.  The representations and warranties confirmed or made in Article III above shall be true on and as of the date of the IFC Subscription or payment and with the same effect as though such representations and warranties had been made on and as of the date of such IFC Subscription or payment;

(l)            No Violation.  After giving effect to such IFC Subscription and payment, the Company shall not be in violation of its Charter, any provision contained in any document to which the Company is a party (including this Agreement) or by which the Company is bound, or any applicable law, rule or regulation;

(m)          Process Agent.  IFC has received letters, each in form and substance satisfactory to IFC, relating to the appointment of an agent for service of process by the Lead Investors and the Company, together with evidence satisfactory to IFC of each such process agent’s unconditional acceptance of such appointment;

(n)           Conversion of Convertible Loan.  IFC shall have received evidence reasonably satisfactory to it confirming that the Convertible Loans shall have been converted into common shares on substantially similar terms and conditions as the IFC Subscription;

(o)           Share Ownership Letter.  IFC shall have received a letter in form and substance reasonably satisfactory to it from the Lead Investors confirming their respective ownership and/or Control of common shares of the Company, as at the date of the submission of a subscription request hereunder;

(p)           Financial Statements.  IFC shall have received the pro forma consolidated financial statements of the Company as at December 31, 2005 prepared in accordance with the Accounting Principles; and

(q)           Subscription Request.  At least ten (10) days prior to the date of the proposed IFC Subscription or payment, the Company shall have delivered to IFC a subscription request, in the form of Schedule 1 and in substance satisfactory to IFC containing, inter alia, certifications with respect to the foregoing conditions, signed by an Authorized Representative and expressed to be effective as of the date of the relevant IFC Subscription and/or payment.

ARTICLE VI

Covenants

Section 6.01.  Company Covenants.  Unless IFC otherwise agrees in writing, the Company shall (and shall as applicable cause its Subsidiaries to):

(a)           maintain an accounting and control system, management information system and books of account and other records, which together adequately reflect truly and fairly the financial condition of the Company and its Subsidiaries and the results of its operations in conformity with the Accounting Principles;

(b)           appoint and maintain at all times a firm of internationally recognized independent public accountants acceptable to IFC as auditors of the Company and its Subsidiaries;

(c)           ensure that the Company’s operations are in compliance with the Environmental and Social Requirements and all applicable laws in the Argentine Republic and the Republic of Chile, comply with the undertakings and timetable set forth in Annex 5 hereto, and develop (i) an ESMS acceptable to IFC no later than June 30, 2006, (ii) a Socio-Economic Baseline by July 31, 2006, (iii) a Community Development Plan by July 31, 2006, and (iv) a Land Titling Survey and Maps by July 31, 2006;

(d)           appoint and maintain a technically qualified individual as the person responsible for the environmental and social management of the activities of the Company and its Subsidiaries;

(e)           ensure that with effect from March 31, 2006 each of the Company and its Subsidiaries (i) maintains insurance coverage for public liability and director & officers’ liability reasonably acceptable to IFC, (ii) maintains any insurance required by applicable law, (iii) in respect of any investment in which the Company or a Subsidiary of the Company is an operator (and, in respect of any other investment of the Company, use all reasonable endeavours to ensure) that adequate insurance is maintained against customary risks and liabilities in amounts which are appropriate where such insurance is available at commercially reasonable terms, and (iv) in respect of the assets and operations of GeoPark Argentina and GeoPark Chile, insurance as specified in Annex 2;

(f)            not undertake any of the activities described as “prohibited activities” on Annex 3;

(g)           not enter into any transaction other than in the ordinary course of business on the basis of arm’s length arrangements (including, without limitation, transactions whereby the Company or its Subsidiaries might pay more than the ordinary commercial price for any purchase or might receive less than the full ex-works commercial price (subject to normal trade discounts) for its product);

(h)           ensure that no Prohibited Payment is made by or on behalf of either the Company or the Lead Investors with respect to the operations of the Company and its Subsidiaries;

(i)            until all of the IFC Shares have been subscribed or IFC’s obligation to subscribe has been cancelled as provided in Section 4.03, unless IFC shall otherwise agree, not (i) issue any shares of any class, (ii) increase its capital except in accordance with the provisions of this Agreement, (iii) change the par value of, or the rights attached to, any of its shares of any class, or (iv) take any other action by amendment of its Charter or through reorganization, consolidation, sale of share capital, merger or sale of assets or otherwise which might result in a dilution of the interest in the Company represented by the IFC Shares;

(j)            permit IFC to act as an observer to the Board of Directors of the Company (or upon the request of IFC provide for a member of the Board of Directors to be appointed by IFC, subject to any such IFC appointed member not being a citizen or permanent resident of the United States of America) and reimburse IFC for any out-of-pocket expenses reasonably incurred in connection with the attendance by IFC at such board meetings;

(k)           establish, on or before June 30, 2006, and maintain thereafter, a board of directors which shall include at least one independent member, an audit committee, a remuneration committee and a nomination committee, consistent with the agreed form terms of reference of each of these committees;

(l)            not change the Charter for the Company or any of its Subsidiaries, or otherwise take action which may alter the rights or privileges associated with the ownership of common shares in the Company or reduce the capital of the Company;

(m)          not authorise the issuance of any security, equity or quasi-equity instrument, having a preference to the IFC Shares;

(n)           not undertake or permit any merger, consolidation or reorganisation;

(o)           not sell, transfer, lease or otherwise disposes of all or a substantial part of its assets (whether in a single transaction or in a series of transactions), or the sale of any of the Company’s Subsidiaries;

(p)           not change the nature of the business of the Company and its Subsidiaries;

(q)           maintain a dividend policy pursuant to which the Company must, from and after December 31, 2007, distribute to its shareholders as a dividend at least fifty per cent (50%) of the Consolidated Cash Flow from Operations of the Company to the extent permitted by applicable law; and

(r)            permit IFC to subscribe to its pro rata share of any issuance of equity securities (other than new shares issued by the Company in connection with the conversion of the Convertible Loan, the Loan Note Instruments and the proposed initial public offering of the Company’s shares and the associated quotation on the AIM market of the London Stock Exchange plc or other recognised investment exchange).

Section 6.02.  Reporting Requirements.  The Company shall (and shall as applicable cause its Subsidiaries to):

(a)           as soon as available, but in any event within thirty (30) days after the end of each Financial Half Year, deliver to IFC:

(i)            two (2) copies of the Company’s unaudited consolidated financial statements for the half-year prepared in accordance with the Accounting Principles, with such other clarifications as IFC may reasonably request;

(ii)           a report on the actual capital expenditures of the Company and its Subsidiaries for preceding half-year against planned capital expenditures;

(iii)          a comprehensive report on the progress and implementation of the Project and the activities of the Company and its Subsidiaries, including, work programs, compliance (or non-compliance) with obligations under the Project Agreements, a description of available data on monthly production rates for oil, gas, condensate and water production and injection rates, sales volumes, prices, payment record and other items of maintenance and improvements and extraordinary items relating to the operations of the Company and its Subsidiaries; and

(iv)          a statement of all transactions during that quarter between the Company and/or its Subsidiaries and each of the Company’s Affiliates and/or Related Parties, and a certification by an Officer of the Company that those transactions were on an arm’s-length basis.

(b)           as soon as available, but in any event within ninety (90) days after the end of each Financial Year, deliver to IFC,

(i)            two copies of the Company’s audited consolidated financial statements, together with notes on such financial statements, prepared in accordance with the Accounting Principles, and such other clarifications as IFC may reasonably request;

(ii)           a management letter, to the extent it was received, from its auditors commenting on, among other things, the adequacy of the Company’s financial control procedures, accounting systems and management information systems, and any litigation;

(iii)          an Annual Monitoring Report, confirming compliance with applicable national or local requirements and the Environmental and Social Requirements in accordance with Annex 5;

(iv)          a report indicating the amounts paid during the relevant Financial Year to any governmental Authority under or in connection with the Concession Documents, which report shall, be made public; and

(v)           certificates of insurance, and a certificate from the Company’s insurers or insurance brokers confirming that such policies are in full force and effect and all premiums then due and payable under those policies have been paid.

(c)           no later than 45 days prior to each Financial Year, the Company’s proposed annual business plan and budget for the next Financial Year;

(d)           as soon as available, but in any event within three (3) days after its occurrence, notify IFC by facsimile of any incident or accident which has or may reasonably be expected to have an adverse effect on the environment, health or safety, including, without limitation, explosions, spills or workplace accidents which result in death, serious or multiple injury or major pollution, specifying, in each case, the nature of the incident or accident, the on-site and off-site impacts arising or likely to arise therefrom and the measures the Company or its Subsidiaries is taking or plans to take to address those impacts; and keep IFC informed of the on-going implementation of those measures;

(e)           as soon as available, copies of any notices, reports or other communications between the Company and its board of directors and/or shareholders, including, without limitation, any monthly or quarterly report on operations prepared for the board of directors, and any notices or minutes of meetings of the board of directors or shareholders of the Company; and

(f)            as soon as available, but in any event within five (5) days after its receipt thereof, copies of any reports, correspondence, documentation or notices (including any notices of any claims) from any third party, governmental Authority, or state-owned company, that could reasonably be expected to materially impact the operations of the Company and/or its Subsidiaries.

Section 6.03.  Lead Investor Covenants.  Each of the Lead Investors shall:

(a)           procure that shareholders holding fifty-one per cent (51%) of the common shares cause the Company and its Subsidiaries to comply with each of the covenants contained in Sections 6.02 and 6.03; and

(b)           for so long as IFC is a shareholder in the Company, procure that the collective shareholdings Controlled by the Lead Investors in the Company do not fall below fifty-one per cent (51%) of the common shares, and share capital, of the Company.

Section 6.04.  Survival of Covenants; De-listing.  (a)  The covenants of the Company provided in Section 6.01(c), (d), (e), (f) and (h), and Section 6.02(b)(iii) and (b)(iv), (d) and (e), and the covenants of the Lead Investors to cause the Company to comply with such covenants) shall survive for so long as IFC shall remain for so long as IFC shall be a shareholder in the Company.  All other covenants set forth in this Article VI, shall cease to apply to the Company and the Lead Investors from and after the date on which the shares of the Company (including the IFC Shares) shall be listed on the AIM market of the London Stock Exchange plc or any other recognized investment exchange.

(b)           In the event the Company is listed on the AIM market of the London Stock Exchange plc or any other recognized investment exchange, and subsequent to such listing a decision is made by the shareholders of the Company to de-list, in the event IFC votes against such decision to de-list, all of the covenants set forth in Section 6.01, 6.02 and 6.03 shall, effective on the date of such de-listing,  become binding once again on the parties hereto for so long as IFC shall remain a shareholder of the Company.

ARTICLE VII

Miscellaneous

Section 7.01.  Taxes.  The Company shall pay all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of this Agreement, the IFC Shares and any documents related thereto, and shall, upon notice from IFC, reimburse IFC or its assigns for any such taxes, duties, fees or other charges paid by IFC or its assigns thereon.

Section 7.02.  Fees and Expenses.  The Company shall pay or cause to be paid to IFC or as IFC may direct:

(a)           the fees and expenses of IFC’s counsel reasonably incurred in connection with: (i) the preparation of IFC’s investment in the Company; (ii) the preparation, review, execution and, where appropriate, registration, delivery and translation of this Agreement, the IFC Shares and any other documents related to this Agreement or the IFC Shares; (iii) the giving of any legal opinion required by IFC under this Agreement; (iv) any amendment or modification to, or waiver under, this Agreement; and (v) the registration (where appropriate) and delivery of the evidences of payments by or to IFC in relation to the IFC Subscription; and

(b)           all of IFC’s costs and expenses, including legal fees, reasonably and properly incurred by IFC in relation to the protection or enforcement, or attempted protection or enforcement, of any rights under this Agreement.

Section 7.03.  Notices and Requests.  Any notice, request or other communication to be given or made under this Agreement shall be in writing.  Any such notice, request or other communication may be delivered by hand, facsimile, or established courier service to the party’s address specified below or at such other address as such party notifies to the other parties from time to time and will be effective upon receipt.

For the Company and the Lead Investors:

GeoPark Holdings Limited

Florida 981, 2nd Floor

Buenos Aires, Argentina

Facsimile:  +541 4312883

Attention:  James F. Park, Chief Executive Officer

For IFC:

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Facsimile:              +1 (202) 974 4322

Attention:              Director, Oil, Gas, Mining and Chemicals Department

Section 7.04.  Evidence of Authority.  The Company shall furnish to IFC the Certificate of Incumbency and Authority, that is, a certificate, in the form of Schedule 2 and in substance satisfactory to IFC, evidencing the authority of the person or persons who will, on behalf of the Company, sign the requests and certifications provided for in this Agreement, or take any other action or execute any other document required or permitted to be taken or executed by the Company under this Agreement, and the authenticated specimen signature of each such person.

Section 7.05.  Saving of Rights.

(a)           The rights and remedies of IFC in relation to any misrepresentations or breach of warranty on the part of the Company shall not be prejudiced by any investigation by or on behalf of IFC into the affairs of the Company, by the execution or the performance of this Agreement or by any other act or thing which may be done by or on behalf of IFC in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

(b)           No course of dealing or waiver by IFC in connection with any condition of IFC Subscriptions and/or payment under this Agreement shall impair any right, power or remedy of IFC with respect to any other condition, or be construed to be a waiver thereof; nor shall the action of IFC in respect of any IFC Subscription and/or payment affect or impair any right, power or remedy of IFC in respect of any other IFC Subscription and/or payment.

(c)           Unless otherwise notified to the Company by IFC and without prejudice to the generality of subsection (b) above, the right of IFC to require compliance with any condition under this Agreement which may be waived by IFC in respect of any IFC Subscription and/or payment is expressly preserved for the purposes of any subsequent IFC Subscription and/or payment.

(d)           No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to IFC upon any default under this Agreement or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of IFC in respect of any such default, or any acquiescence by it therein, affect or impair any right, power or remedy of IFC in respect of any other default.

Section 7.06.  English Language.  All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English certified by a representative of the Company, which translations shall be the governing version between the Company and IFC.

Section 7.07.  Choice of Law and Jurisdiction.

(a)           This Agreement is governed by and shall be construed in accordance with the laws of England.

(b)           Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force.  There shall be three arbitrators and the appointing authority shall be the London Court of International Arbitration.  The seat and place of arbitration shall be London, England and the English language shall be used throughout the arbitral proceedings.  The parties hereby waive any rights under the Arbitration Act 1996 or otherwise to appeal any arbitration award to, or to seek determination of a preliminary point of law by, the courts of England.  The arbitral tribunal shall not be authorised to take or provide, and the Company agrees that it shall not seek from any judicial authority, any interim measures of protection or pre-award relief against IFC, any provisions of UNCITRAL Arbitration Rules notwithstanding.  The arbitral tribunal shall have authority to consider and include in any proceeding, decision or award any further dispute properly brought before it by IFC (but no other party) insofar as such dispute arises out of this Agreement, but, subject to the foregoing, no other parties or other disputes shall be included in, or consolidated with, the arbitral proceedings.

(c)           Notwithstanding Section 7.07(b), this Agreement, and any rights of IFC arising out of or relating to this Agreement, may, at the option of IFC, be enforced by IFC in the courts of England, Bermuda or any other court having jurisdiction.  For the benefit of IFC, the Company and each of the Lead Investors hereby irrevocably submits to the non-exclusive jurisdiction of the courts of England with respect to any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof or thereof.  Each of the Company and the Lead Investors hereby irrevocably designates, appoints and empowers The Law Debenture Trust Corporation plc at its registered office (being, on the date hereof, at 100 Wood Street, London EC2V 7EX, England) to act as its authorized agent to receive service of process and any other legal summons in England for purposes of any legal action or proceeding brought by IFC in respect of this Agreement.  Each of the Company and the Lead Investors hereby irrevocably consents to the service of process or any other legal summons out of such courts by mailing copies thereof by registered airmail postage prepaid to its address specified herein.  Each of the Company and the Lead Investors covenants and agrees that, so long as it has any obligations under this Agreement, it shall maintain a duly appointed agent to receive service of process and any other legal summons in England for purposes of any legal action or proceeding brought by IFC in respect of this Agreement and shall keep IFC advised of the identity and location of such agent.  Nothing herein shall affect the right of IFC to commence legal actions or proceedings against the Company or the Lead Investors in any manner authorized by the laws of any relevant jurisdiction.  The commencement by IFC of legal actions or proceedings in one or more jurisdictions shall not preclude IFC from commencing legal actions or proceedings in any other jurisdiction, whether concurrently or not.  Each of the Company and the Lead Investors irrevocably waives any objection it may now or hereafter have on any grounds whatsoever to the laying of venue of any legal action or proceeding and any claim it may now or hereafter have that any such legal action or proceeding has been brought in an inconvenient forum.

Section 7.08.  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 7.09.  Entire Agreement.  This Agreement, together with any documents referred to in it, or expressed to be entered into in connection with it, constitutes the entire agreement of the parties concerning the subject matter of this Agreement.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names, as of the date first above written.

GEOPARK HOLDINGS LIMITED

By:	/s/ Gerald O’Shaughnessy
Name:	Gerald O’Shaughnessy
Title:	Executive Chairman

By:	/s/ James F. Park
Name:	James F. Park
Title:	Chief Executive Officer

LEAD INVESTORS

/s/ Gerald O’Shaughnessy
Gerald O’Shaughnessy

/s/ James F. Park
James F. Park

INTERNATIONAL FINANCE CORPORATION

By:	/s/ Rashad Rudolf Kaldany
Name:	Rashad Rudolf Kaldany
Title:	Director, Oil, Gas, Mining and Chemicals Department

SCHEDULE 1

Form of Subscription Request

(Letterhead of the Company)

[Date:]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington D.C. 20433

United States of America

Reference:  IFC Investment No. 24689

Purpose:  Request for Subscription

Gentlemen:

1.             Please refer to the Subscription and Shareholders Agreement (the “Agreement”) dated February 7, 2006, between International Finance Corporation (“IFC”) and the undersigned Company (the “Company”).

2.             Expressions defined in the Agreement shall bear the same meanings herein.

3.             In accordance with the provisions of the Agreement and the enclosed resolution of the Company’s Board of Directors, the Company hereby requests the subscription by IFC of: the IFC Shares and payment therefor as follows:

SCHEDULE 1

Amount requested:	US$10,000,000
Date required:
At Bank:
Address:
Account:

4.             For the purposes of this subscription and payment, the Company hereby confirms that the conditions to subscription set forth in Section 5.01 are fulfilled, and makes the representations contained in Article III of the Agreement.  Such representations are effective as of the date of this request for subscription and payment and shall continue to be effective as of the date(s) of subscription and payment.  If any of such representations is no longer valid as of or prior to the date(s) of the subscription and payment, the Company shall immediately notify IFC and shall repay the amount paid upon demand by IFC if payment is made prior to receipt of such notice.

Very truly yours,

GEOPARK HOLDINGS LIMITED

By:

Authorized Representative(1)

[Enclosures:          Resolution of the Company’s Board of Directors; and Subscription Form]

(1)           As named in the Certificate of Incumbency and Authority.

SCHEDULE 2

Form of Certificate of Incumbency and Authority

(Section 5.01(d) of Subscription and Shareholders Agreement refers)

(Letterhead of the Company)

[Address]

[Date]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Ladies and Gentlemen:

Certificate of Incumbency and Authority

With reference to the Subscription and Shareholders Agreement signed between us, dated February 7, 2006 (the “ Agreement”), I the undersigned [Chairman] [Director] of the undersigned Company (the “Company”) with the authority of my Board of Directors, hereby certify that the following are the names, offices and true specimen signatures of the persons each of whom will, and shall continue to be (until you receive authorized written notice from the Company that they, or any of them, no longer continue to be) authorized:

(a)                         to sign on behalf of the Company the requests for IFC Subscription and payment provided for in the Agreement;

(b)                         to sign the certificates provided for in the Agreement; and

(c)                          to take, in the name of the Company, any other action required or permitted to be taken, done, signed or executed under the Agreement and under any other agreement to which we are both parties;

SCHEDULE 2

Name	Office	Specimen Signature

(2)
(3)

Yours faithfully,

GEOPARK HOLDINGS LIMITED

By
[Chairman] [Director]

(2)         As many, or as few, names may be included as the Company shall desire.

(3)         Designations may be changed by the Company at any time by issuing a new Certificate of Incumbency and Authority authorized by the Board of Directors of the Company.

SCHEDULE 3

Disclosures

The representations given in Article III of the Agreement (“Representations”) are made and given subject to the disclosures contained in this Schedule and/or the documents referred to in this Schedule.

Although for ease of reference certain numbered paragraphs in the Schedule to this letter correspond with particular paragraphs of the Representations, all disclosures in this Schedule relate, and are to be taken as relating, to all of the Representations.

General Disclosures

The Company is not and shall not be deemed to be in breach of any of the Representations (and no claim shall lie or liability attach) in respect of any matter disclosed in, or deemed to be disclosed by, this Schedule and/or the documents referred to in this Schedule.

Where brief particulars of a matter are given in this letter, or a document is referred to or a reference is made to a particular part only of a document, full particulars of the matter and the entire contents of the document shall be deemed to be disclosed.

In addition, the following are disclosed or are deemed to have been disclosed by this letter:

•                  the contents of the Agreement and any other agreement or document entered into upon signing of the Agreement or to be entered into at the time of the IFC Subscription; and

•                  the contents of:

•                  each of the legal opinions referred to in section 5.01(h) of this Agreement;

•                  the due diligence report prepared by Aylwin Abogados dated as of 7 February 2006; and

•                  the due diligence report prepared by Maciel, Norman & Asociados dated as of 7 February 2006.

Specific Disclosures

In addition, there are disclosed the specific matters set out below.

Representation reference	Specific Disclosure

3.01 (c) (v)

1                               It is intended that an employee share scheme will be set up by the Company just prior to the initial public offering of the Company’s shares on the AIM market of the London Stock Exchange plc.  Options or shares will be issued to certain directors and key employees in accordance with the terms of the scheme.  These options have already been verbally promised to certain key employees.  The Company proposes to implement a share incentive scheme (which it is still designing with compensation experts) at the time of the proposed initial public offering and quotation on the AIM Market of the London Stock Exchange plc which will set aside approximately 10% of the share capital of the Company from time to time for grants to employees.  The expectation is that at the time of the initial public offering the Company will make grants in respect of shares representing not more than 3% of the Company’s issued share capital immediately following the initial public offering.

2                               Richard Cole, an ex-employee of the Company, was promised options or shares as part of his remuneration package from the Company in exchange for lowering his daily consulting fee. There was never a formal service agreement between him and the Company.  The number of options or shares he was eligible for was to be calculated dependent on the length of his service and performance.  Following the termination of his employment, this grant of options or shares has never been fulfilled.  The Company is currently in discussions with Mr Cole to agree a settlement of any claims he may allege.  The Company does not expect any such settlement to exceed US$250,000.

3                              Under a stock and asset purchase agreement dated May 2, 2002 (as amended by an amendment agreement dated October 18, 2002) between AES Gener S.A., Gener Argentina S.A., Oilgener Inc. (as Sellers), and Energy Holdings LLC (as Buyer) (the “SAPA”) Energy Holdings LLC granted AES Gener SA a capped royalty of 3.0% on the net remuneration from the Fell Block up to a maximum of US$ 3,250,000.  The rights and obligations of Energy Holdings LLC were transferred to

GeoPark Argentina Limited by an acknowledgement agreement on 5 November 2002.

4                               As partial consideration for the acquisition of the Del Mosquito exploitation concession, Cordex Petroleums Argentina Limited (now GeoPark Argentina Limited), as assignee, agreed to pay to EPP Petróleo S.A., as assignor, an overriding royalty interest of 2.5% (two point five percent) of the marketed hydrocarbons produced from the Del Mosquito area, if any.

5                               As partial consideration for the acquisition of the Cerro Doña Juana and Loma Cortaderal exploitation concessions, Cordex Petroleums Argentina Limited (now GeoPark Argentina Limited), as assignee, agreed to pay to Triton Argentina Inc. (now Vintage Petroleum), as assignor, an overriding royalty interest of 8.0% (eight percent) of the aggregate future hydrocarbon production, if any, from the areas covered by the Cerro Doña Juana and Loma Cortaderal concessions. Vintage shall be entitled to take the hydrocarbon production in kind or have such production marketed by GeoPark Argentina Limited on arms length competitive commercial basis from time to time. If Vintage chooses to have GeoPark Argentina Limited market such production, GeoPark Argentina Limited shall pay the proceeds to Vintage within 10 days of receipt of the funds by GeoPark Argentina Limited from the sale of hydrocarbons from the Cerro Doña Juana and Loma Cortaderal areas.

3.01(g)(ii)

1                              Secretary of Energy Resolution 5/1996 requires the holder of an Exploitation Concession to file yearly, on or before January 31 each year:

•             A proposed schedule of well abandonment works to be undertaken during relevant year; and

•                                A report on well abandonment works completed during previous year.

The well abandonment schedules filed by the branch of GeoPark Argentina Limited with the Argentine Secretary of Energy on February 24, 2005 display the following situation:

	CONCESSION	# of Plugged Wells	# of Inactive Wells to be plugged	Deadline to plug inactive wells
	Del Mosquito	26	16	January 9, 2011
	Cerro Doña Juana	4	1	January 9, 2011
	Loma Cortaderal	2	1	January 9, 2011

2                               Until December 31, 2003, the branch of GeoPark Argentina Limited held a gas flaring licence to flare up to 25,000m3/day of natural gas at Del Mosquito block. Such licence was granted by Disposition 80/2003 of the Sub-secretary of Fuels, as there were no natural gas connection and transmission facilities to allow the marketing of the natural gas production. After the expiration of such licence, upon notice to the Secretary of Energy and based on technical evidence that the natural gas production was being exhausted, the branch of GeoPark Argentina Limited continued to flare gas volumes within the limits of what the Company is able to flare under Argentine law.

3                               Mendoza Water Departments Inspections: During 2002, the Water Department of the Province of Mendoza inspected the Loma Cortaderal and Cerro Doña Juana blocks and made the following observations:

LCx-1 well: the discharge system was not considered safe enough to prevent spills into the Buta Mayin creek. The branch of GeoPark Argentina Limited replied that it was not necessary to build an additional system to prevent a possible leak into the Buta Mayin creek, since the natural flow of the well is extremely low. That notwithstanding, the branch of GeoPark Argentina Limited committed to level the loading facility area and to construct a natural ditch with natural walls to contain possible oil leaks in that area. The branch of GeoPark Argentina Limited did not receive any further requirements from the authorities in connection with this event.

ABM x-1 well: two containers with hydrocarbon were allegedly found flowing into the Buta Ranquil creek. The branch of GeoPark Argentina Limited replied that during the last environmental audits, the fluids in the containers were tested and proved extremely low hydrocarbon content.  Accordingly, there was no possibility the creek would be polluted. That notwithstanding, the branch of GeoPark Argentina Limited  will study other additional improvements such as the improvement of the walls of both containers to ease the natural drainage of clean water therein contained to the Buta Mayin creek. The branch of GeoPark Argentina Limited did not receive any further requirements from the authorities in connection with this event.

CDJ-x1 well: Oil and water leaks were allegedly observed between flanges. The branch of GeoPark Argentina Limited replied that it would evaluate the intervention of the well to either put it in production or abandon it definitively. The well was repaired twice and its final repair is not considered appropriate until a final decision is taken on the abandonment or activation of the well. The branch of GeoPark Argentina Limited did not receive any further requirements from the authorities in connection with this wellhead.

CDJ-x2 well: The wellhead cellar was allegedly found loaded with water and oil due to wellhead leakage. The branch of GeoPark Argentina Limited replied that it would undertake studies to decide the intervention or final abandonment of the well.  That notwithstanding, a cellar was built to contain the leaks and works were carried to minimize them. The well is inspected regularly to prevent any spills. On January 4th, 2006, the branch of GeoPark Argentina Limited was notified of Resolution 388 passed by the Sub-secretary of the Environment whereby the branch of GeoPark Argentina Limited  was required to submit within 10 days a work plan to remediate the soil contaminated with oil in old spills near the location of the CDJ-x2 well. The branch of GeoPark Argentina Limited committed to carry out a remediation plan which has now been implemented.

4                              Secretary of Energy Resolutions 340/93 and 25/04 require the holders of Exploitation Concessions in the Austral Basin to file on or before February 28 each year an Annual Survey of Works and Tasks Study prepared by an environmental consulting firm registered with the Secretary of Energy.

Del Mosquito: The 2005 Annual Survey of Works and Tasks Study for the Del Mosquito block reports that all material mitigation and remediation measures recommended in the immediately preceding year are either in process or have already been implemented by the branch of GeoPark Argentina Limited. Newly recommended high priority mitigation and remediation measures include: to build a spill tray in battery “A”, to build waterproof collecting trays to prevent harm to the soil, to fix up emergency pools in batteries “A” and “B”, to protect pumping equipment in productive wells, to remedy the pool in the “DM-5” well and to remedy and patch the pool in the “DM-18” well.

Cerro Doña Juana & Loma Cortaderal: An inspection of all wells is carried out every two months at the Loma Cortaderal block. Some of the 2004 recommended mitigation and remediation measures were not implemented and the 2005 Annual Survey of Works and Tasks Study has recommended the following high priority measures: to signal both the area and the wells in it, to waterproof the LC x-1 well, to keep the roads in good general condition, and to prevent water accumulation in the pools of the ABM X-1 well.

5                              GeoPark Chile Limited is obligated to obtain an environmental permit to operate a pipeline. On October 17, 2005, an advisor was hired to prepare and file an Environmental Impact Declaration (Declaración de Impacto Ambiental) before the regional environmental agency COREMA. This Environmental Impact Declaration is expected to be submitted by GeoPark Chile Limited by February of 2006.

If environmental impact is small, an Environmental Impact Declaration will be sufficient and after 60 business days a permit will be granted.  If the impact is deemed to be other than small, an Environmental Impact Study will have to be prepared which is used for wider consultation-. According to the information that GeoPark Chile Limited possesses at present and based on the conclusion of the environmental consultant, an Environmental Impact Declaration would be sufficient for this preliminary stage of the project.

3.01(k)	1 Under a stock and asset purchase agreement dated May 2, 2002

(as amended by an amendment agreement dated October 18, 2002) between AES Gener S.A., Gener Argentina S.A., Oilgener Inc. (as Sellers), and Energy Holdings LLC (as Buyer) (the “SAPA”) Energy Holdings LLC granted AES Gener SA the Buyer must pay the Sellers a capped royalty of 3.0% on the net remuneration from the Fell Block up to a maximum of US$ 3,250,000. The rights and obligations of Energy Holdings LLC were transferred to GeoPark Argentina Limited by an acknowledgement agreement on 5 November 2002.

2                               As partial consideration for the acquisition of the Del Mosquito exploitation concession, Cordex Petroleums Argentina Limited. (now GeoPark Argentina Limited.), as assignee, agreed to pay to EPP Petróleo S.A., as assignor, an overriding royalty interest of 2.5% (two point five percent) overriding royalty of the marketed hydrocarbons produced from the Del Mosquito area, if any.

3                               As partial consideration for the acquisition of the Cerro Doña Juana and Loma Cortaderal exploitation concessions, Cordex Petroleums Argentina Ltd. (now GeoPark Argentina Ltd.), as assignee, agreed to pay to Triton Argentina Inc. (now Vintage Petroleum), as assignor, an overriding royalty interest of 8.0% (eight percent) of the aggregate future hydrocarbon production, if any, from the areas covered by the Cerro Doña Juana and Loma Cortaderal concessions. Vintage shall be entitled to take the hydrocarbon production in kind or have such production marketed by GeoPark on arms length competitive commercial basis from time to time. If Vintage chooses to have GeoPark market such production, GeoPark shall pay the proceeds to Vintage within 10 days of receipt of the funds by GeoPark from the sale of hydrocarbons from the Cerro Doña Juana and Loma Cortaderal areas.

4                               Geopark Argentina Limited (Sucursal Argentina) entered into an agreement with Western Geco S.A., dated January 2nd, 2006, to acquire 3D seismics. It is currently estimated that the total cost under this agreement will be US$3 million, however this is subject to change as a result of delays and/or adjustments to the surface. Associated with this is the cost to pay the relevant surface landowners for permission to complete the seismic. This amounts to US$ 273 (50% of this amount has already been paid).

5                               The Company owes Pride Drilling US$997,059 in respect of the services it provided during the recent drilling programme.

3.01(m)

1                               Canaccord Capital (Europe) Limited will be paid a brokers fee of 6% of the proceeds raised by the placing, in connection with the admission of the Company to trading on the AIM market of the London Stock Exchange plc. In addition, the Company has entered into a number of engagement letters with a number of other advisers.

SCHEDULE 4

Limitations on the Liability of the Company and the Lead Investors

1.                                      Limitation on quantum

1.1                               The total liability in respect of all claims as against the Lead Investors shall be limited to US$10,000,000; provided that no such limit shall apply in respect of all claims made against the Company.

2.                                      Time limit for bringing a claim

2.1                               There shall be no liability for a claim unless the IFC has given notice of that claim stating in reasonable detail the nature of the claim by no later than 31 July 2007.

2.2                               Any claim (if not been previously satisfied, settled or withdrawn) be deemed to have been waived or withdrawn on the expiry of six months after the date it was made unless court or arbitral proceedings in respect of it have been commenced.

2.3                               Where the matter of default giving rise to a claim is capable of remedy, the IFC may not bring a claim unless notice of the breach is given to the Company and the Lead Investors within 30 days of the IFC becoming aware of the matter or default, and the matter or default (where capable of being remedied) is not remedied to the reasonable satisfaction of the IFC within 30 days after the date on which such notice is given.

3.                                      No duplication of liability

3.1                           In respect of any matter which may give rise to a claim, no such liability shall be met more than once.

ANNEX 1

Affiliate and Related Party Transactions

1                              GeoPark Argentina Limited (Sucursal Argentina) and James F. Park are parties to certain guaranty or surety agreements whereby the relevant guarantor agreed to be jointly and severally liable with the relevant lessee vis a vis lessor for the payment of the monthly leases, as well as for any damages caused to the leased properties, as follows;

Lessee	Guarantor	Property	Monthly lease in US$

James F. Park	GeoPark Argentina Branch	James F. Park´s apartment	1800+VAT+utilities
GeoPark Argentina Branch	James F. Park	Buenos Aires Office	1750+VAT+utilities
GeoPark Argentina Branch	James F. Park	Buenos Aires Office	1700+VAT+utilities
GeoPark Argentina Branch	James F. Park	Apartment for employees of the Branch	1200+VAT+utilities

2                               Lease Contract between Oilgener Argentina Limited (now GeoPark Argentina Limited) and GeoPark Chile Limited:

Contractor	Dated	Term	Object	Governing Law	Jurisdiction

Oilgener Argentina	8/12/05	180 days	Lease machinery	Chile	Punta Arenas

ANNEX 2

Insurance Requirements

1.              Operational Insurances — Energy Package

A.                                    COVERAGE

Section A:                                                                                        All Risks of Physical Loss or Damage to property forming part of Borrowers’ operations and/or other Property in the Care, Custody or Control of the Assured including Removal of Debris and/or Wreck and for Sue & Labor.

Section B:                                                                                        Operator’s Extra Expense including Control of Well, Extended and Restoration Limited Cost Redrill, Seepage and Pollution and Clean Up and Containment, Underground Blowout, Making Wells Safe, Removal of Debris/Wreck, Evacuation Expenses, Deliberate Well Firing.

Section C:                                                                                        Comprehensive General Liabilities arising out of or incidental to the Borrowers’ operations.

B.                                    SUM INSURED/LIMIT OF LIABILITY

Section A:                                                                                        An amount sufficient to reinstate the property

Section B:                                                                                        US$5,000,000, or such lower limit as may be agreed by IFC.

Section C:                                                                                        US$5,000,000, or such lower limit as may be agreed by IFC.

C.                                    DEDUCTIBLES AND/OR EXCESS

Section A:                                                                                        US$25,000

Section B:                                                                                        US$250,000

Section C:                                                                                        US$50,000

ANNEX 2

2.              Miscellaneous

Other insurance which,

a)                                     is customary or necessary to comply with local or other requirements, such as contractual insuring responsibility, Workers’ Compensation and Employers’ Liability insurances in relation to all workmen employed at the sites or in connection with its operation; motor vehicle liability insurance for all vehicles owned, hired, leased, used or borrowed;

b)                                     is considered by the Borrowers to be desirable or prudent, or required by IFC; or

c)                                      are required by local legislation and/or any Project Document.

3.              General

a)                                     Each policy effected pursuant to this Annex:

i)                                         shall be in such form and substance as is consistent with the obligations of the Borrowers under this Annex, as may be approved by IFC.

ANNEX 3

Prohibited Activities

•                        Production or activities involving harmful or exploitative forms of forced labor/harmful child labor.

•                        Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements.

•                        Production or trade in weapons and munitions.

•                        Production or trade in alcoholic beverages (excluding beer and wine).

•                        Production or trade in tobacco.

•                        Gambling, casinos and equivalent enterprises.

•                        Trade in wildlife or wildlife products regulated under Convention on International Trade in Endangered Species of Wild Fauna and Flora.

•                        Production or trade in radioactive materials.

•                        Production or trade in or use of unbonded asbestos fibers.

•                        Commercial logging operations or the purchase of logging equipment for use in primary tropical moist forest (prohibited by the Forestry policy).

•                        Production or trade in products containing Poly Chlorinated Biphenyls.

•                        Production or trade in pharmaceuticals subject to international phase outs or bans.

•                        Production or trade in pesticides/herbicides subject to international phase out.

•                        Production or trade in ozone depleting substances subject to international phase out.

•                        Drift net fishing in the marine environment using nets in excess of 2.5 km in length.

ANNEX 4

Timetable for 6.01(c)

#	Task Description	Output	Required Completion/ Submittal Date

1.	Environmental and Social Management System: Develop system for managing and monitoring the environmental and social aspects of the activities undertaken by the Company and its Subsidiaries.	• Provide detailed description of ESMS with implementation timeline.	June 30, 2006

2.

Socio-Economic Baseline: Conduct socio-economic baseline study of affected municipalities, communities and estancias in Chile and Argentina. The study should provide input on: the key economic activities in the area including constraints and accelerators of development; the social structure of surrounding communities and ranches; municipal, community and regional governance structures; list of relevant non-governmental organizations and civil society groups; description of laws regarding royalties, right of way, and compensation for access to land. The study should also include recommendations on how the Company can contribute to the communities in terms of capacity building, in kind support, supply chains and economic development.

		• Provide copy of study to IFC.	July 31, 2006

#	Task Description	Output	Required Completion/ Submittal Date

3.

Community Development Plan: The Company will prepare a Community Development Plan based on the recommendations from the Socio-Economic Baseline. The Community Development Plan will present a plan for how the Company intends to promote sustainable economic growth in the communities in which it operates. The Community Development Plan will include a framework for the Company’s social responsibility program as well as a guideline for incorporating community participation in the process.

		• Provide copy of the Community Development Plan to IFC. • Provide description of all community development activities including donations, training programs and capacity building to date.	July 31, 2006

4.	Land Titling Survey and Maps: As part of its compensation program the Company will develop titling maps of the areas covered by the Concession Documents as well as a list of all titled landowners.

•                  Provide IFC with copies of the Land Titling Survey and land ownership maps. Please also indicate if there are any people who are negatively impacted by the Company’s use of land (for example interruptions to ranching activities) who do not have title to the land.

July 31, 2006

ANNEX 5

Annual Monitoring Report

Attached.

Annual Environmental and Social Monitoring Report (AMR)

The following template may be supplemented with annexes as appropriate to ensure all relevant information on project performance is reported.

General Questions

Company Details

GEOPARK:

Project Country:

Project Name:

IFC Project ID:

GEOPARK authorized representative:

I certify that the data contained in this AMR completely and accurately represents operations during this reporting period. I further certify that analytical data summaries(4) are based upon data collected and analyzed in a manner consistent with the World Bank Group’s Pollution Prevention and Abatement Handbook, Monitoring.

Signature:	Date:

Reporting Period

AMR reporting period:

Project Status

☐ Design	☐ Construction	☐ Expansion	☐ Operation	☐ Closure	☐ Other (specify)

☐            List any developments which have taken place in relation to the project over the reporting period.  For example, has construction been started or completed, has new equipment been installed, or has production capacity increased?

(4)  Raw analytical data upon which summaries are based should not be submitted with this AMR but should be preserved  and presented to IFC upon request.

☐            Describe any changes to management procedures instigated as a result of project changes or completion.

Significant Events and Issues

☐            Are you aware of any events(5) that may have caused damage; brought about injuries or fatalities or other health problems; attracted the attention of outside parties; affected project labor or adjacent populations; affected cultural property; or created liabilities for your company?

☐            If yes please provide details of the event/issue or complete an incident report.

Liaison with External Parties

☐            Describe any reporting/monitoring requirements imposed by local regulatory authorities.

☐            Describe any ongoing public consultation and disclosure, liaison with non-governmental organizations (NGOs), civil society or public relations efforts (e.g. establishment of a web page).

☐            Describe any ongoing social or community development initiatives, programs or dialogue.

(5)  Examples of significant incidents follow.  Chemical and/or hydrocarbon materials spills; fire, explosion or unplanned releases, including during transportation; ecological damage/destruction; local population impact, complaint or protest; failure of emissions or effluent treatment; legal/administrative notice of violation; penalties, fines, or increase in pollution charges; negative media attention; chance cultural finds; labor unrest or disputes; local community concerns.

Management Capability

☐            Have you received or are you working toward an environmental/social or quality management system (e.g. to ISO 14001 or ISO 9000)?

☐            Please describe the management system.

☐            If you answered no to the question above, have you got an environmental policy and/or a set of environmental/social or quality management objectives or programs in place?

☐            Are  there staff in the company with identified roles relating to environment, health and safety or social issues?

☐            Please list the staff names along with their job title.

☐            Describe the level of environmental, social and health and safety training provided to staff.

Environmental and Social Monitoring Data

The following tables should be completed to provide IFC with the necessary monitoring data for this reporting period.  If you already have all the data requested on the tables available in another format, then this can be used instead.  Please provide the name and location of all monitoring points and provide data in the units requested in the WBG guidelines as summarized below.  Please refer to Annex A of ‘Guidance to Project GEOPARK on the submission of the AMR’ if you would like additional guidance on the most appropriate ways to measure and report monitoring data.

Ambient Air Quality

GEOPARK is required to collect representative samples of ambient air at an agreed number of locations outside the property boundary fence, submit collected samples for analysis and report the results to IFC.

Sample Frequency (e.g. quarterly)	Ambient Air Quality Parameter	World Bank Group/IFC Maximum Levels	Performance In WBG/IFC Units Annual Average	Argentina- Chile Regulatory Limits and units	Performance in Argentina- Chile units Annual average
Monitoring Location (please specify)
Particulate Matter (PM10)
	Annual arithmetic mean	50 µg/m3	µg/m3
	Maximum 24 hour average	150 µg/m3	µg/m3
	Nitrogen Dioxide	µg/m3	µg/m3
	Annual arithmetic mean	100 μg/m3
	Maximum 24 hour average	150 μg/m3
Sulfur Dioxide
	Annual arithmetic mean	80 μg/m3
	Maximum 24 hour average	150 μg/m3

Green House Gas Emissions

GEOPARK is required to report GHG emissions in ton/year of CO2 equivalent.

GEOPARK should include the evaluations made during this reporting period for the reduction of GHG.

Flaring Activities

GEOPARK is required to report flaring activities which include the amounts of gas flaring and any activity toward their reduction.

Ambient Noise

GEOPARK is required to monitor ambient noise at an agreed number of representative receptors immediately outside the property boundary and report the results to IFC annually.  Ambient noise monitoring must take place while the facility is operating.

Sample Frequency (e.g. quarterly)	Ambient Noise Parameters	Performance in WBG/IFC units	Project Performance In WBG/IFC Units Average	Argentina- Chile Regulatory Limits and Units	Performance in Argentina- Chile Unit Average of Biannual Events
Monitoring Location (please specify)
	Residential, institutional, educational receptors, Daytime (07:00-22:00 hours)	Leq (hourly), 55 dB(A)	dB(A)
	Residential, institutional, educational receptors, Nighttime (22:00-07:00 hours)	Leq (hourly), 45 dB(A)	dB(A)
	Industrial, commercial receptors Daytime (07:00-22:00 hours)	Leq (hourly), 70 dB(A)	dB(A)
	Industrial, commercial receptors, Nighttime (22:00-07:00 hours)	Leq (hourly), 70 dB(A)	dB(A)

Liquid Effluent Discharges

GEOPARK is required to collect representative samples of liquid effluent discharges to surface waters at an agreed frequency, submit these samples for laboratory analysis and report the results to IFC.  Individual samples and individual reports are required for each surface water discharge point (e.g. sanitary waste, process effluent, and contaminated storm water). Create sufficient sections in the table for each separate emission point by copying and pasting the sections.

☐            Please describe the water course(s) which the effluent is discharged into (e.g. river, municipal system, sea).

☐            If the effluent is treated prior to discharge from the site please describe the level of treatment provided.

☐            If the effluent is discharged into a municipal system please confirm the level of treatment provided and where the municipal system discharges to.

Sample Frequency (e.g. quarterly)	Required Laboratory Analysis for Collected Samples	WBG/IFC Maximum Levels	Performance in WBG/IFC units Annual average	Argentina- Chile Regulatory Limits and Units	Performance in Argentina- Chile Units
	pH	6-9
	Biochemical oxygen demand (BOD5)	50 mg/L	mg/L
	Chemical oxygen demand (COD)	250 mg/L	mg/L
	Oil and grease	10 mg/L	mg/L
	Total suspended solids (TSS)	50 mg/L	mg/L
	Total coliform bacteria, Most Probable Number (MPN) or plate count (PC)	≤ 400 /100 ml	/100 mls
	Ambient temperature of receiving waters at edge of zone where mixing with effluent takes place (if not defined, 100 meters from discharge point).	≤ 3°C (maximum increase is 3°C)	°C
	Heavy Metals, Total	10 mg/L	mg/L
	(list other parameters)	mg/L	mg/L
		mg/L	mg/L

Corrective Actions

If any of the World Bank Group or Argentina-Chile guideline levels in any of the above tables are exceeded please explain the cause and, if appropriate, describe the planned corrective actions to prevent re-occurrence.

Parameter Exceeded	Cause of Exceedance	Corrective Action and Completion Schedule

Solid and Hazardous

GEOPARK is  required to monitor collection and disposal of solid and hazardous waste and report the measurement results for each period to IFC.

Waste Type	Quantities Generated(6)	Method of Storage and/or Treatment(7)	Disposal Method(8) (9) (10)
• chemical containers	Month/Year:

• chemical sludge	Month/Year:

• containers/pallets	Month/Year:

(6) Provide total weight (metric tons) or volume (m3)/month and total weight (metric tons) or volume (m3)/year.

(7) State how collected waste is stored on site (e.g. drums, bins, other containers, etc.) and any treatment rendered (e.g. solidification, filtration, etc.).

(8) Provide additional sheets as needed to fully describe disposal, organizations involved in waste management, facility permits, agency authorizations, etc.

(9) Provide name and location of disposal facility used; state if waste is sold as byproduct, scrap or a material to be used by others; state name and business of purchaser

(10) Describe disposal method (e.g. landfill, incineration, land farming, reuse, etc.)

Waste Type	Quantities Generated(6)	Method of Storage and/or Treatment(7)	Disposal Method(8) (9) (10)
• liquids	Month/Year:

• waste fuel hydrocarbons	Month/Year:

• sludge	Month/Year:

• solids	Month/Year:

• waste lubricating hydrocarbons	Month/Year:

• waste solvents	Month/Year:

• waste treatment sludge	Month/Year:

• contaminated soil	Month/Year:

Corrective Actions

Provide the following information for all waste streams that are not actively managed to prevent environmental and social damage.  Provide the information indicated in the table for each affected waste stream.

List and Describe Uncontrolled Waste Streams

1.

2.

3.

Explain why waste streams are not actively managed.

1.

2.

3.

Describe corrective action(s) to actively manage waste stream and a schedule for completion of needed improvements.

1.

2.

3.

Health and Safety Monitoring Data

Occupational Health and Safety

GEOPARK is required to monitor and record occupational health and safety incidents throughout the reporting period for both the company and any contractors.  These reports are to be submitted to IFC annually.

Incident statistics reporting for Company and Contractors

Occupational Health and Safety Incidents	Number of Incidents	GEOPARK Occupational Health and Safety Incident Details(11)

Fatalities		1. Date(s) of fatality: 2. Cause of fatality: 3. Corrective or preventive measures to prevent reoccurrence:

Total Lost Time Accidents (including vehicular)(12)		1. Date(s) of lost time accidents: 2. Cause(s) of lost time accident(s): 3. Corrective or preventive measures to prevent reoccurrence:

(11)  Provide additional sheets as needed.

(12)  Incapacity to work for at least one full workday beyond the day on which the accident or illness occurred.

Occupational Health and Safety Incidents	Number of Incidents	GEOPARK Occupational Health and Safety Incident Details(11)
Total number of lost workdays(13) resulting from incidents.		1. Total lost workdays this reporting period: 2. Total lost workdays last reporting period:
Total man-hours worked (total hours worked by all employees) during the reporting period and Incidence calculation.

1.              Total man-hours worked this reporting period:

2.              Incidence = total lost workdays/total hours worked

3.              Incidence this reporting period:

4.              Incidence last reporting period:

5.              Incidence next to last reporting period:

Training(14)		1. For each type of training, list the date and number of employees that attended during this reporting period.

Employee Workplace Monitoring

GEOPARK is  required to monitor and record workplace conditions (air and physical parameters which are potentially impacted by industrial processes) throughout the reporting period.  These reports are to be submitted to IFC annually.

(13) Lost workdays are the number of workdays (consecutive or not) beyond the date of injury or onset of illness that the employee was away from work or limited to restricted work activity because of an occupational injury or illness.

(14) Personnel should be trained in environmental, health and safety matters including accident prevention, safe lifting practices, the use of Material Safety Data Sheets (MSDS), safe chemical handling practices, proper control and maintenance of equipment and facilities, emergency response, personal protective equipment (PEP), emergency response, etc.

Fire Safety Monitoring

Fire Safety Verification Activities	Mandatory Frequency	Date(s) Performed	Observed Deficiencies(15)	Corrective Actions and Schedule For Implementation(16)

1. Fire Drills	Minimum: three (3)/year
2. Inspection and certification of fire detection and suppression electrical and mechanical systems.	Minimum: one (1)/year
3. Portable fire extinguisher inspection, refilling/recharging	Minimum: two (2) inspections/year

If any of the World Bank Group or Argentina-Chile guideline levels are exceeded please explain the cause and, if  appropriate, describe the planned corrective actions.

Borrow Pits and/or Pits Recovery

During the reporting period how many borrow pits have been open/close and how many Mud Pits have been recovered.

(15)  Attach additional sheets as needed to fully describe observed deficiencies.

(16)  Attach additional sheets as needed to fully describe corrective actions and implementation.

Land Acquisition and Use

I.

Please also provide an update of any procedures discussed in the document “GEOPARK Compensacion a Superviciarios” or refer to relevant sections of current ESMS on this topic.  For any updates on the statues of  the Plan De Compensacion associated with the Acambuco pipeline, please provide updates on the form originally submitted and attach as an annex to this AMR.

•                  Are there any changes in land access acquisition (amount or location) planned?  Provide details and date of notification to IFC.

•                  Have there been any complaints with regard to the land access process? Please provide details.

In case of Permanent Land Acquisition (Purchase, etc), include the following information on each property acquired, including:	Description
Total area acquired
Price paid
Land use and occupancy prior to acquisition
Ownership status (privately titled, Cooperatively owned, rented etc.)
Location of the property (according to operation: Acambuco, Cerro Dragon, etc)

II.

In case of temporary acquisition of easements, include the following information for each property affected	Description
Types of easements acquired (easements for pipelines, access roads, exploration activities, etc.) Was land acquired through expropriation
Area affected by easements, by type of easement
Ownership status (privately titled, Cooperatively owned, rented etc.)
Land use and occupancy prior to purchase/imposition of easement rights
Procedures used to compensate landowners and occupants and description of compensation

III.

In cases where new purchases of properties or easement rights resulted in physical relocation, include information on the status of implementation of the Resettlement Action Plan or if physical relocation does not occur, provide information on the status of the Compensation Plan.  Please note that GEOPARK should abstain from engaging in any activities that will directly or indirectly result in the resettlement of individuals or business until the Company has submitted to IFC, and IFC has approved, a specific Resettlement Action Plan to deal with such situation in compliance with IFC policies.

IV.

Describe measures taken to minimize the impact of  GEOPARK activities on the landowners.  (These measures should be incorporated into the Environmental and Social Management Plan.)

Protection of Cultural Property

List any Cultural Property discovered over the last year in the course of GEOPARK operations.  For each case, describe:

•                  Is GeoPark in full compliance with the Cultural Property Management Plan set with IFC?

•                  Describe location of discovery

•                  Explain procedures used to protect cultural property discovered

•                  Reference relevant sections of ESMS to explain any updates in GeoPark’s protocol for treating cultural properties

PUBLIC CONSULTATION AND DISCLOSURE ACTIVITIES REPORT

Please provide updates on the following topics:

•                  Public Relations/Communication Programs: Describe all ongoing public consultation and social communication efforts.  Please provide an up-dated plan for the Public Relations program for the coming year including any up-dates on such things as the establishment of a web page, hotline numbers, etc

•                  Public Consultation and Disclosure Activities: Please describe any changes in the organization structure and staffing during the reporting year.  List any new documentation that was disclosed to the public

•                  Media Coverage: Describe any print or broadcast media attention given to the project during this reporting period..

•                  NGOs: Describe in detail, interactions with non-governmental organizations (NGOs) or public scrutiny of GEOPARK by Project site.  Describe the NGOs or civil society groups that are raising issues.

Informal Meetings Summary(17)

Planned Meeting Date	Subject of Meeting	Attendees (First Group of Participants, Second Group of Participants or both), Others	Meeting Completion Date

1.              Any relevant Political/Technical Group Meetings Summary(18)

Planned Meeting Date	Subject of Meeting	Attendees (First Group of Participants, Second Group of Participants or both), Others	Meeting Completion Date

2.              Formal Public Hearings Summary(19)

Planned Meeting Date	Subject of Meeting	Attendees (First Group of Participants, Second Group of Participants or both), Others	Meeting Completion Date

(17)  Use additional sheets as needed to summarize informal meetings.

(18)  Use additional sheets as needed to summarize Political/Technical Group informal meetings.

(19)  Use additional sheets as needed to summarize Formal Public Hearings.

3.              Grievances and Resolutions Activities Summaries Summary (20)

Description of Grievances Presented by operation site	Description of Resolutions for Specific Grievances by operation site

COMMUNITY DEVELOPMENT ACTIVITIES REPORT

Please provide a copy of the Community Development Plan (CDP). If already provided indicate the date it was provided.

Please describe all interactions GeoPark has with the community including, but not limited to, a community relations program, meetings and activities with interested stakeholders, a charitable foundation, staff dedicated to community issues. Please include the following points in your description:

a.              Activity name

b.              Activity description

c.               Describe how long-term sustainability has been built into the project design

d.              How is it aligned with the CDP

e.               Activity schedule

f.                Number of individuals benefited

g.               Annual budget for such programs

h.              The company’s personnel allocation to monitor community programs

i.                  Any reports the company produces pertaining to community development programs or projects

1.              Planned Projects Summary

Future Planned Social Projects Description	Total Planned Budget	Commencement Date (Month-Year)

(20)  Use additional sheets as needed to summarize Grievances and Resolutions.

Progress on Annex 4 Timetable

Provide information on progress made in Annex 4 of the Subscription and Shareholders Agreement. If items on Annex 4 have already been completed and reported, indicate the date.

Feedback

Please use this section of the report to give us feedback.

☐            Do you understand the environmental requirements of IFC, or do you need additional assistance (e.g., training)?

☐            How could we improve our support to you?  Please provide suggestions.

☐            If you contacted IFC during this reporting period for assistance, did you receive a satisfactory response?  If no, please detail the reasons why and suggest ways to improve information exchange and interactions with IFC professionals.

☐            How could we improve our support to you?  Please provide suggestions.

☐            If you contacted IFC during this reporting period for assistance, did you receive a satisfactory response?  If no, please detail the reasons why and suggest ways to improve information exchange and interactions with IFC professionals.

GeoPark - Development Impact Datasheet

Base year (2005)		Year: xxxx
Argentina	Chile	Argentina	Chile

1                                         Employees (Project Company and Contractors)

a                      Direct Employees (#)

% Local

% National

Wage rates compared to alternative (+/-%)

b                      Contractors (#)

% Local

% National

Wage rates compared to alternative (%)

Nationals share in top management (%)

Total wage bill (US$)

Local project jobs as share of local community (%)

c                  Training (US$)

Numbers receiving (#)

Special efforts to recruit and train local workers?

d                 Other Worker Benefits (US$)

Pension Fund Contributions (US$)

Insurance Benefits (US$)

Other (US$)

2                                         Trading partners/market for goods and services (US$)

a                 Total National Suppliers Construction (US$)

Total Purchases (US$)

• National Purchases (US$)

• Community Purchases (US$)

• Imports (US$)

Local supplier/SME development program?

Number of community suppliers (#)

Number of national suppliers (#)

b                 Total National Suppliers Operation (US$)

Total Purchases (US$)

• National Purchases (US$)

• Community Purchases (US$)

• Imports (US$)

Local supplier/SME development program?

Number of community suppliers (#)

Number of national suppliers (#)

c                  Domestic Sales (US$)

Exports (US$)

d                 Other Impacts of operation?

Greater competition?

New industries?

Demonstration Impact?

3                                         Direct Community Impacts (via cash or kind)

Education (US$M)

Culture Programs (US$M)

Health Programs (US$M)

Environment (US$M)

Other (US$M)

Total (US$M)

4                                         Benefits to Governments

Total Tax/Royalty Revenues paid (US$) (See Schedule)

Direct to National Government (US$)

Direct to Regional/Provincial Government (US$)

Provisions for revenues to flow back to region/provincial government from national government (US$ or %)

5                                         Other benefits - not specified elsewhere

(describe/quantify)

GeoPark - Development Impact Datasheet

6                                         Environment and Social Impacts and Issues (see note)

(If not covered in other reports to IFC such as AMR)

a(i) Environment General (yes/no/specify)?

Displacement of other activities?

Any significant adverse environmental impacts?

Any significant environmental benefits?

Incidents/problems?

Gas Flaring?

Greenhouse Gas Emissions (Tons)

Hazardous materials emergency response plan in place?

Community consulted about plan?

Accidents

Days away from work

Total # of accidents

Vehicle accidents

Oil Spills

# of spills between 1 - 100 bbls

Total # of barrels

# of cases > 100 bbls

Total # of barrels

a (ii) Social Impacts (specify)

(i) Any direct adverse health impacts from operations

(ii) Any indirect health impacts (e.g. HIV/AIDs)

(iii) Any nuisance impacts on community (noise, dust etc)

(iv) Other negative social impacts of development

e.g. increased tensions/alcoholism etc

b                 Resettlement (#)

Measures of welfare of resettled (better off/worse off/comment)?

c                  Inward Migration to site (#)

Conflict or acceptance by locals (yes/no/comment) ?

d                 Engagement with community (yes/no/comment)

Frequency of consultations (annual, quarterly, other)?

Community say in social spending?

Community development plan?

Independent community fund in place?

e                  Planning for Project Closure (yes/no/comment)

Project closure plans in place ?

Plans for community beyond closure?

Plans public and consulted about?

Independent financing/guarantees in place - fully/part/no?

GeoPark - Development Impact Datasheet	Page 3 of 3

Payments to Argentine Government	Year:
(In cash/kind US$)
Paid to:

Type of Payment	Community	Regional/Provincial Government	National Government	Others	Total

Landowner fees
Private royalties
Fiscal royalties
Income taxes
Others - specify

Social and other levies

Other forms of payments other than in return for goods or services - list

Total

Payments to Chilean Government	Year:
(In cash/kind US$)
Paid to:

Type of Payment	Community	Regional/Provincial Government	National Government	Others	Total

Landowner fees
Fiscal royalties
Income taxes
Others - specify

Social and other levies

Other forms of payments other than in return for goods or services - list

Total